EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock of Ainos, Inc. and further agree that this Agreement be included as an exhibit to such joint filing.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

The undersigned, being duly authorized, hereby execute this Agreement March 12, 2025.

ASE TECHNOLOGY HOLDING CO., LTD.

By:	/s/ Joseph Tung
	Name:	Joseph Tung
	Title:	Chief Financial Officer

ASE TEST, INC.

By:	/s/ Alan Li
	Name:	Alan Li
	Title:	Director